Exhibit 99.1

July 31, 2026

CONSENT OF D.A. DAVIDSON & CO.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of ODNB Financial Corporation (the “Company”), dated June 12, 2026, as an Annex to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of the Company, relating to the Company’s proposed acquisition of National Capital Bancorp, Inc., contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion and the quotation or summarization of such opinion in such Joint Proxy Statement/Prospectus and the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ D.A. Davidson & Co.

D.A. Davidson & Co.

New York, New York

Investment Banking

1325 Avenue of the Americas ● 17th Floor ● New York, NY 10019 ● (800) 450-3942

www.dadavidson.com